        Exhibit 23.2  Consent of Moore, Horton & Carlson, P.C.

                 [LETTERHEAD OF MOORE, HORTON & CARLSON, P.C.]



                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
PFSB Bancorp, Inc.
Palmyra Saving and Building Association, F.A.
Palmyra, Missouri 63461


We consent to the use in this Pre-Effective Amendment No. 2 to Registration Statement on Form SB-2 on behalf of PFSB Bancorp, Inc. of our report date November 18, 1998, relating to the consolidated financial statements of Palmyra Saving and Building Association, F.A. which appears in such Registration Statement. We also consent to the reference to us under the headings "Legal and Tax Opinions" and "Experts" contained in the Prospectus, which is a part of such Registration Statement.


                                              /s/ Moore, Horton & Carlson, P.C.

Mexico, Missouri
February 2, 1999